Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

PEERSTREAM, INC.

PeerStream, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify that:

1. The Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Certificate of Incorporation, as amended, to change the name of the Corporation to “Paltalk, Inc.” and (ii) declaring such amendment to be advisable and in the best interest of the Corporation.

2. Upon this Certificate of Amendment becoming effective, Article First of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“FIRST: The name of the corporation shall be: Paltalk, Inc.”

3. Upon this Certificate of Amendment becoming effective, the Certificate of Incorporation of the Corporation is hereby amended by replacing all headings containing the words “PEERSTREAM, INC.” with “PALTALK, INC.”

4. This Certificate of Amendment has been duly approved by the Board of Directors of the Corporation in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.

5. This Certificate of Amendment shall become effective at 9:25 a.m., Eastern Time, on May 15, 2020.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 4th day of May, 2020.

PEERSTREAM, INC.,
a Delaware corporation

/s/ Jason Katz
Jason Katz
Chief Executive Officer